NEWS RELEASE

Date:	April 22, 2005

Contacts:	Investors	U.S. Media	Mexico Media
	William H. Galligan	C. Doniele Kane	Gabriel Guerra
	816-983-1551	816-983-1372	011-525-55-208-0860
	william.h.galligan@kcsr.com	doniele.c.kane@kcsr.com	gguerra@gcya.net

TFM Announces Payment for Early Tenders from Holders of
87.04% of TFM’s 11.75% Senior Discount Debentures due 2009

Mexico City, Mexico April 22, 2005 – TFM, S.A. de C.V., a subsidiary of Kansas City Southern (“KCS”) (NYSE:KSU), announced that on April 20, 2005 it accepted for purchase tenders equal to approximately $386.0 million principal amount of its 11.75% Senior Discount Debentures due 2009 of its majority owned subsidiary, TFM, S.A. de C.V. (“TFM”) (CUSIP Numbers: 872402AB8 and 872402AD4, ISIN Number: USP91415AB81) (the “Notes”). The Notes accepted for payment were tendered on or prior to the Consent Deadline of 5:00 p.m. NYC time, April 14, 2005, pursuant to the previously announced consent solicitation and tender offer for the Notes, and TFM made payments to Holders of the Notes of the Total Consideration plus Accrued Interest.

As part of its pending tender offer for the Notes, TFM was soliciting consents to eliminate substantially all of the restrictive covenants included in the indenture under which the Notes were issued and to reduce the minimum prior notice period with respect to a redemption date for outstanding Notes from 30 to 3 days. The supplemental indenture relating to the Notes containing the proposed changes was executed by TFM and the Trustee under the indenture, and it became operative on April 20, 2005.